CONFORMIS, INC.
THIRD AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Third Amendment”) is entered into and effective as of March 8, 2019 (the “Effective Date of the Third Amendment”) by and between Conformis, Inc. (previously known as ConforMIS, Inc.), a Delaware corporation (the “Company”), and Mark A. Augusti (the “Executive”) and amends that certain letter agreement of employment dated October 19, 2016, as amended and restated effective December 2, 2016 and as amended by a first amendment effective August 1, 2017 and a second amendment effective as of July 31, 2018 (collectively the “Agreement”).
WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein,
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.All capitalized terms used and not otherwise defined in this Third Amendment shall have the same meanings ascribed to them in the Agreement.
2.Section 9 of the Agreement is hereby deleted in its entirety and replaced with the following:
9. Establishment of Principal Residence in Massachusetts: In connection with your employment with the Company, you will be required to establish your principal residence in Massachusetts. In order to assist with this process, the Company reimbursed you up to $125,000 for reasonable expenses incurred by you in such establishment, including moving expenses (“Moving Expenses”) and expenses incurred in maintaining a temporary residence in Massachusetts and commuting between your current home and your temporary residence in Massachusetts prior to its becoming your principal residence (the “Commuting Expenses”) (collectively, the “Residency Expenses”), such expenses incurred no later than August 1, 2017. Beginning August 2, 2017, the Company began reimbursing you up to $25,000 per calendar quarter for Residency Expenses, as well as commuting and other travel costs of your immediate family in traveling to and from your place of residence in North Carolina to your temporary residence in Massachusetts (collectively “Residency and Travel Expenses”), incurred by you, such reimbursement to continue until the earlier of: (i) the establishment of your principal residence in Massachusetts, or (ii) a determination by the Board of Directors in its sole discretion that the payment of such Residency Expenses and Travel Expenses are no longer required. It was the intent of the Board that you would be fully reimbursed for up to $25,000 per calendar quarter in Residency and Travel Expenses. In recognition that the reimbursement of Residency and Travel Expenses is and has been taxable compensation to you, the Company will pay to you $100,000 as an amount intended to cover taxes paid and to be paid by you resulting from receipt of Residency and Travel Expense payments from August 2, 2017 through March 31, 2019. The Residency and Travel Expenses incurred prior to March 31, 2019 will be reimbursed in accordance with Company policy, but no later than 60 days following the incurring of the expense, provided that you deliver to the Company reasonable substantiation and documentation of such Residency and Travel Expenses. Beginning on April 1, 2019, the Company will cease reimbursing your Travel and Residency Expenses and will instead pay you a fixed amount of $41,666.50 per quarter with the intention that you will receive a net amount of approximately $25,000 on an after-tax basis to use for your travel and residency expenses, with such amount payable until the earlier of: (i) the establishment of your principal residence in Massachusetts or (ii) a determination by the Board of Directors in its sole discretion that the payment of such amount is no longer required. To the extent permitted by applicable law, the Company will exclude deductible moving expenses from your W-2. For the avoidance of doubt, your establishment of your principal residence in Massachusetts is a material term of this letter agreement.
3.All terms and conditions of the Agreement not expressly amended by this Third Amendment remain in full force and effect.
4.This Third Amendment may be executed in one or more counterparts, and by facsimile or scanned and electronically mailed or otherwise electronically transferred signatures, each of which shall be an original document, and all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, the Company and Executive hereby indicate their acceptance of the terms of this Third Amendment by the signatures of their authorized representatives below.

Company:
/s/Kenneth P. Fallon, III
Kenneth P. Fallon, III, Chairman
Executive:
/s/Mark A. Augusti
Mark A. Augusti